Exhibit 99.4

Management’s Discussion and Analysis of
Financial Condition and Results of Operations of Interoute
The information contained in this section is based on Interoute’s historical financial condition and results of operations and should be read in conjunction with Interoute’s audited consolidated financial statements as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 and the related notes thereto which are prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), and are incorporated by reference to Exhibit 99.1 to this Form 8-K/A, and Interoute's unaudited condensed consolidated interim financial statements as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 which are prepared in accordance with IFRS as issued by the IASB, and are included in Exhibit 99.3 to this Form 8-K/A. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Historical results may not indicate future performance. Our forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. We undertake no obligation to publicly update or revise any forward-looking statements, including any changes that might result from any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

Overview

Interoute is a leading European information communication technology (“ICT”) and cloud computing company offering data transport and information communication products and services across its fiber network and data center platform. Interoute provides its services to a diversified customer base that includes multinational and national enterprises, public sector entities, mobile and fixed telecommunications operators, and Internet content providers.

Interoute owns and operates the largest Pan-European fiber network by fiber route kilometers, directly connecting 126 major cities in 29 countries. As of December 31, 2017, Interoute’s network comprised 72,472 route kilometers of fiber, 51 data or co-location centers and 17 virtual data centers. Interoute’s integrated fiber network and data center platform represents an estimated historical investment of approximately €2.0 billion and provides Interoute with significant additional network capacity in the form of fiber infrastructure which is currently installed but unused. Interoute believes that its ownership of a substantial majority of the capacity on its network and the significant additional capacity available on its network is a competitive advantage, as it allows Interoute to directly control the underlying infrastructure and respond rapidly to changing market demands at low incremental costs.

Through utilizing this network and Interoute’s data center assets, Interoute has built its Enterprise Digital Platform (EDP) that provides an integrated ICT platform offering to Interoute’s customers, that combines Interoute’s connectivity, data and application hosting, voice and video communication, and conferencing platforms. This enables Interoute to address its customers’ complete ICT infrastructure needs with optimal scalability, security, and efficiency. Interoute expects that its integrated product offering will drive Interoute’s growth while facilitating Interoute’s customers’ continuing digital transformation, migration, and transition onto more flexible, scalable, and secure IT platforms.

Interoute classifies its products and services into three broad product groups: EDP, network services, and small and medium businesses (SMB).

EDP

Interoute’s EDP product group addresses the increased demand from Interoute’s clients for a single EDP upon which they can integrate and run all their ICT requirements. Interoute’s EDP products and services include:

•
VPN & Security. Interoute’s virtual private networks (VPN) and security offerings provide solutions for Interoute’s customers seeking to connect dispersed locations and employees into a single secure, reliable and scalable network. Interoute’s VPN product provides a common platform for customers to further consolidate and integrate their ICT architecture by utilizing Interoute’s integrated computing and communications products and services. In 2017, Interoute launched Interoute Edge which is Interoute’s evolution of VPN services based on Software Defined Wide Area Networking (SDWAN) technology which addresses the multi-cloud connectivity challenges many enterprise customers face with application centric routing combined with Interoute’s award-winning network function virtualization platform based on Interoute’s virtual data center.

Exhibit 99.4

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Computing. Interoute’s Computing platform offers Interoute’s customers a wide range of computing, storage, and network solutions, including cloud based solutions. For example, Interoute’s award-winning virtual data center product provides a scalable on demand cloud server and storage solution for customers that can be configured as a private or public cloud. Interoute also offers database and application management services, enabling customers to outsource their ICT infrastructure to Interoute.

•
Communications. Interoute’s Communications offerings deliver voice and video communications solutions to Interoute’s customers, such as Interoute hosted Skype for Business and Interoute One Bridge Voice and Video Conferencing, providing them with a unified communications platform.

Network Services

Interoute’s network services product group provides fiber, duct, and data transport services for customers requiring large cost-effective network capacity to cater to their increasing data traffic requirements.

Interoute’s network services products and services include:

•
Infrastructure. Interoute offers the largest Pan-European fiber network in Europe by fiber route kilometers, which, due to its scale and homogeneity, provides continuity of service across geographic areas, which Interoute believes enables it to provide a high-quality service with reliable response times and minimal service disruptions. Interoute’s infrastructure products and services allow its customers to lease or acquire duct or dark fiber cables from Interoute with an associated maintenance contract.

•
Transport. Interoute’s transport offering includes technologically advanced, high capacity connectivity, including Ethernet services. These services are available across Interoute’s long haul, Pan-European network with speeds of up to 100 Gb/s per circuit.

Small and Medium Businesses (SMB)

This segment focuses on small customers with no or limited IT skills and the small customer channel market. It consists mainly of the provisioning of internet services delivered via a digital subscriber line (DSL) and some web services in the form of a domain name system (DNS).

Customer and Network Contracts

EDP Services Agreements

EDP agreements consist of master agreements and purchase orders. The master agreement governs the customer’s relationship with Interoute, and the purchase orders allow customers to request services on specific terms. Purchase orders may generally be amended by change order forms or terminated by certain customers with 30 days’ notice in certain situations. The term for an EDP master agreement generally ranges from three to five years. Following the initial term, these agreements typically provide for automatic renewal for specified periods ranging from one month to one year.

EDP services contracts include standard reciprocal indemnities, representations, and warranties. Interoute provides service credits to customers based on certain contracted performance metrics. These metrics include Interoute’s ability to meet service installation deadlines, interruptions in service availability, service repair time, and other service targets. Service credit amounts are usually determined based on a percentage decrease in the installation charges or, where relevant, the monthly charges for the affected service and the amount of time that Interoute fails to provide the affected service. In the majority of Interoute’s EDP agreements, service credits are capped in the range of 50% to 100% of the monthly charges for the services provided, and may not be provided for more than one breach of service in a given period under contract.

Some of Interoute’s EDP agreements may be terminated immediately under certain circumstances, including insolvency, material breaches, material service level defaults, changes of control that could adversely affect the customer’s business and provision of Interoute’s services, violation of law and failure to maintain required insurance. Interoute’s prices are fixed for the duration of the contract, and Interoute typically bills monthly in advance for such services. If a customer terminates its agreement, the terms of Interoute’s customer contracts typically require full recovery of any amounts due for the remainder of the term or, at a minimum, Interoute’s liability to any underlying suppliers.

Network Services Agreements

Exhibit 99.4

Agreements in Interoute’s network services product group include standard indemnity provisions, as well as certain exceptional indemnities. These include an indemnity from Interoute relating to the sufficiency of Interoute’s rights to grant indefeasible rights of use, Interoute’s title in and to property and the title of any person or entity through which Interoute derives its title. Customers typically indemnify Interoute for claims related to the use of its services by the customer and its users, including content sent through Interoute’s network.

However, under most of Interoute’s network services agreements, Interoute and its counterparties disavow liability for certain losses, including actual or anticipated profits, revenues, downtime costs, and loss of data. Further, the aggregate liability for the parties is capped under all Interoute’s network services agreements. For long term agreements (over five years), the liability caps are based on the remaining performance value of the contract. For shorter term agreements, the liability caps will relate to a portion/multiple of charges for twelve months. Network services contracts tend to be longer term than Interoute’s enterprise services contracts, ranging from one to 25 years.

SMB Services Agreements

SMB customers tend to contract on standard terms and conditions.

Business Acquisitions

Since Interoute’s formation, Interoute has consummated a number of transactions accounted for as business combinations as part of its strategy of expanding through acquisitions. These acquisitions have allowed Interoute to increase the scale at which Interoute operates, which in turn affords Interoute the ability to increase its operating leverage, extend its network, and broaden its customer base. The accompanying consolidated financial statements include the operations of the acquired entities from their respective acquisition dates.

In October 2015, Interoute acquired 100% of the share capital of MDNX Group Holdings Limited (“Easynet”). Interoute paid €153.3 million in cash consideration, of which €9.9 million was net cash acquired. A total of €401.1 million was paid in settlement of Easynet’s debt. Interoute assumed obligations under finance leases of €6.1 million. The results of Easynet have been included from October 15, 2015.

Indebtedness

The following summarizes Interoute’s long-term debt at March 31, 2018 and December 31, 2017 (in millions of Euros):

	March 31, 2018			December 31, 2017
	Current	Non-current	Total	Current	Non-current	Total
2017 Term Loan B facility (€640m)	1.0	631.9	632.9	2.8	640.1	642.9
Finance lease liabilities	1.3	30.5	31.7	1.3	31.1	32.4
Other secured loans	15.5	10.7	26.3	16.5	11.8	28.3
Total secured debt obligations	17.8	673.1	690.9	20.6	683.0	703.6
Unamortized debt issuance costs	—	(6.3)	(6.3)	—	(6.7)	(6.7)
Total secured borrowings	17.8	666.7	684.5	20.6	676.3	696.9
Shareholder loans	—	99.5	99.5	—	99.2	99.2
Total unsecured borrowings	—	99.5	99.5	—	99.2	99.2
Total borrowings	17.8	766.2	784.0	20.6	775.5	796.1

2017 Term Loan B Facility

In October 2017, a new Term Loan B facility (the “2017 Term Loan B facility”) was entered into as part of the refinancing exercise to redeem the Fixed Rate Notes (discussed below) and also reduce the interest rate on the 2016 Term Loan B facility (discussed below). The 2017 Term Loan B facility has a principal amount of €640 million and bears a floating rate of interest at 3.25% per annum plus three-month Euro Interbank Offered Rate (“Euribor”), with the latter subject to a floor of 0%. The principal is repayable in a single payment in November 2023 and accrued interest is payable quarterly. Unpaid interest is included in the carrying amount of the financial instrument.

Revolving Credit Facility

Exhibit 99.4

In October 2015, Interoute entered into a revolving credit facility in an aggregate committed amount of €75 million. The facility was undrawn at March 31, 2018.

Other Secured Loans

Other secured loans relate to loans secured on network assets. The weighted average interest rate applicable to these loans was 5.0% and 5.2% as of March 31, 2018 and 2017, respectively. The non-current portion is due in less than five years.

Finance Lease Liabilities

Lease liabilities are effectively secured as the rights of the leased assets recognized in the financial statements revert to the lessor in the event of default. The weighted average interest rate applicable to the leases was 11.8% and 11.4% as of March 31, 2018 and 2017, respectively. The weighted average time to expiry of the finance leases was 22.3 years and 21.9 years as of March 31, 2018 and 2017, respectively.

Shareholder Loans

Unsecured shareholder loans represent amounts drawn down under loan facilities with Interoute’s shareholders, Emasan AG and Turbo Holdings Lux II Sarl, together with related interests which have been rolled up. The shareholder loans are unsecured and bear interest at a margin of 125 basis points above three-month Euribor. The earliest date for repayment is November 2023 as they are subordinated to the Term Loan B. The fair value of the unsecured shareholder loans is not materially different from the carrying values stated above.

Results of Operations of the Company

Quarter Ended March 31, 2018 Compared to Quarter Ended March 31, 2017

Overview

The information presented in the tables below is comprised of the consolidated financial information for the quarters ended March 31, 2018 and March 31, 2017:

(amounts in millions of Euros)	Quarter Ended March 31,		Quarter-over-Quarter
	2018	2017	2017 to 2018
Revenue	172.9	177.1	(2.4)%
Marginal selling costs	59.2	66.6	(11.1)%
Changes in inventories	0.1	(1.0)	(109.8%)
Gross Margin	113.6	111.5	1.9%
Employee costs	39.1	35.8	9.2%
Network costs	27.7	27.0	2.6%
Other costs	15.2	13.5	12.6%
Depreciation and Amortization	22.3	25.3	(11.9)%
Net Finance costs	5.2	11.6	(55.1)%
Profit / (Loss) before income tax	4.1	(1.7)	338.4%
Income tax credit	0.3	0.7	(57.1)%
Profit / (Loss) for the period	4.4	(1.0)	530.3%

Revenue

Total revenue decreased by 2.4%, or €4.2 million, for the quarter ended March 31, 2018 to €172.9 million from €177.1 million for the quarter ended March 31, 2017, mainly due to adverse exchange rate movements, lower SMB revenues, and lower transactional revenues.

Exhibit 99.4

Marginal Selling Costs

Marginal selling costs decreased by 11.1%, or €7.4 million, to €59.2 million for the quarter ended March 31, 2018 from €66.6 million for the quarter ended March 31, 2017. This is mainly due to a combination of favorable foreign exchange rate movements, lower costs as a result of lower SMB revenues and synergies achieved resulting from the integration of Easynet.

Employee Costs

Employee costs increased by €3.3 million, or 9.2%, to €39.1 million for the quarter ended March 31, 2018 from €35.8 million for the quarter ended March 31, 2017, mainly due to an increase in the share based payment charge, partly offset by lower integration costs, synergies achieved, and currency impact. The following table summarizes the major categories of employee related expenses for the quarter ended March 31, 2018 and 2017 (in millions of Euros):

	Quarter Ended March 31,
	2018	2017	€ Variance	% Change
Employee related compensation (excluding share-based compensation)	32.3	33.5	(1.2)	(3.6)%
Integration costs	0.4	1.5	(1.1)	(73.3)%
Share based payments	6.1	0.4	5.7	1,425.0%
Other employee costs	0.3	0.4	(0.1)	(25.0)%
Total	39.1	35.8	3.3	9.2%

Integration costs decreased by €1.1 million, or 73.3%, from €1.5 million for the quarter ended March 31, 2017 to €0.4 million for the quarter ended March 31, 2018. Integration costs for the quarter ended March 31, 2017, were driven by higher costs for employees either working on integration related projects or for employees on notice periods in addition to redundancy costs associated with the Easynet acquisition. There were lower integration costs in 2018 compared to the prior period, reflecting the reduction in integration related activities, which are approaching completion.

Employee related compensation (excluding share based payments, integration costs and non-recurring costs treated as exceptional) decreased by €1.2 million, or 3.6%, from €33.5 million for the quarter ended March 31, 2017 to €32.3 million for quarter ended March 31, 2018, primarily due to the realization of headcount related synergies as well as lower costs resulting from the weaker Pound Sterling.

The share based payment charge increased by €5.7 million from €0.4 million for the quarter ended March 31, 2017 to €6.1 million for the quarter ended March 31, 2018. The increase in the quarter to March 31, 2018 reflects the issue of new employee rewards in the period and the acceleration of the associated share based payment charge. This is a consequence of the sale of Interoute to GTT agreed in February 2018, which qualifies as a vesting event.

Network Costs

Network costs increased by €0.7 million, or 2.6%, to €27.7 million for the quarter ended March 31, 2018 from €27.0 million for the quarter ended March 31, 2017. The €0.7 million of the increase relates to additional fibre lease costs incurred following the expiry of the initial term of the contract acquired from KPN in Germany.

Other Costs

Other costs increased by €1.7 million, or 12.6%, to €15.2 million for the quarter ended March 31, 2018 from €13.5 million for the quarter ended March 31, 2017. The following table summarizes the major categories of other costs for the quarter ended March 31, 2018 and 2017 (in millions of Euros).

Exhibit 99.4

	Quarter Ended March 31,
	2018	2017	€ Variance	% Change
Other costs	12.1	12.4	(0.3)	(2.4)%
Integration costs	0.7	0.4	0.3	75.0%
Other charges	2.4	0.7	1.7	242.9%
Total	15.2	13.5	1.7	12.6%

Other costs increased by €1.7 million, mainly driven by non-recurring costs associated with the process to sell Interoute.

Depreciation and Amortization

Depreciation and amortization costs decreased by €3.0 million, or 11.9%, to €22.3 million for the quarter ended March 31, 2018 from €25.3 million for the quarter ended March 31, 2017. Depreciation reduced for transmission equipment (€1.3 million), land and buildings (€0.7 million), computers (€0.4 million) and laterals (€0.3 million). Amortisation of intangible assets acquired with Easynet decreased by €1.2 million as the estimated useful life of the brand expired in October 2017.

Net Finance Costs

Net finance costs decreased by €6.4 million, or 55.1%, to €5.2 million for the quarter ended March 31, 2018 from €11.6 million for the quarter ended March 31, 2017. The refinancing of the Fixed Rate Notes and TLB in October 2017 resulted in a reduction in interest costs of €3.8 million. There was also a €1.6 million positive movement in 2018 against the prior period resulting from the net exchange movements on foreign currency borrowings.

Income Tax Credits

Income tax credits decreased by €0.4 million for the quarter ended March 31, 2018 to €0.3 million from €0.7 million for the quarter ended March 31, 2017, principally due to a reduction in the rate of amortization of the deferred tax liability on intangible assets following the expiry of the estimated useful life of the Easynet brand intangible asset in October 2017.

Liquidity and Capital Resources

Interoute’s liquidity requirements arise principally from Interoute’s capital investment and working capital requirements. Interoute’s principal uses of cash are for supplier payments, staff salaries and the expansion of Interoute’s network and product and service offerings through acquisitions or otherwise.

Interoute’s principal sources of liquidity have historically been cash generated from Interoute’s operating activities and cash raised through bank borrowings, issuance of Notes, and shareholder loans. In October 2015, Interoute issued the Fixed Rate Notes and the Floating Rate Notes and placed the proceeds from the issuance into escrow pending completion of the Easynet acquisition. Interoute used the net proceeds from the issuance of the Notes to finance the acquisition of Easynet (including the repayment of certain outstanding Easynet indebtedness) and to refinance Interoute’s previous term and revolving facility. In October 2015, Interoute entered into a revolving credit facility in an aggregate committed amount of €75 million.

For the remainder of 2015 and most of 2016, the primary source of liquidity was the cash generated from operations. In November 2016, Interoute drew down on the 2016 Term Loan B facility, due 2023. The 2016 Term Loan B facility was used in November 2016 to fund the repayment in full of the Floating Rate Notes, to pay transaction fees and expenses, and for general corporate purposes.

In October 2017, a new Term Loan B facility was entered into as part of the refinancing exercise to redeem the Fixed Rate Notes and also reduce the interest rate on the 2016 Term Loan B facility.

Interoute held cash at bank, cash in postal cheque accounts, and cash on hand of €46.8 million at March 31, 2018 and €55.5 million at December 31, 2017. Interoute also held restricted cash in connection with rental deposits and certain guarantees of €7.7 million at March 31, 2018 and €7.7 million at December 31, 2017. All treasury matters are managed from Interoute’s head office in London, although bank accounts are held in locations in which Interoute operates.

Interoute’s long-term indebtedness consists primarily of the Term Loan B facility, the shareholder loan and any amount drawn under the revolving credit facility. As of March 31, 2018, the revolving credit facility was undrawn.

Exhibit 99.4

As previously disclosed, on February 23, 2018, GTT signed the Purchase Agreement to acquire Interoute for consideration of approximately €1.9 billion in cash. The closing of the Interoute Acquisition triggered the option available to the lenders to request repayment of the 2017 Term Loan B facility and to terminate the commitment under the revolving credit facility pursuant to change of control provisions. GTT has secured committed equity and committed debt financing that will be used to fund the redemption of the 2017 Term Loan B facility at closing, along with the remainder of the purchase price. Interoute would be unable to repay this term loan without the support of GTT or otherwise. Further, Interoute has limited knowledge of the financial projections and financing arrangements of the consolidated GTT group post-closing, including whether the required support from GTT will be provided and its associated terms. These conditions indicated the existence of a material uncertainty which, as of March 31, 2018, may cast significant doubt about Interoute’s ability to continue as a going concern. Interoute’s consolidated financial statements do not include the adjustments that would result if Interoute were unable to continue as a going concern.

Capital Expenditure

Capital expenditure decreased by 18.4%, or €3.2 million, to €14.2 million for the quarter ended March 31, 2018 from €17.4 million for the quarter ended March 31, 2017, primarily due to lower investment in hosting equipment, infrastructure and Easynet integration related capital expenditure.

Cash Flows

The following table summarizes the components of Interoute’s cash flows for the quarters ended March 31, 2018 and March 31, 2017.

Consolidated Statements of Cash Flows Data	Quarter Ended March 31,
	2018	2017
(In millions of Euros)
Net cash provided by/ (used in) operating activities	16.0	(7.4)
Net cash used in investing activities	(14.2)	(17.4)
Net cash used in financing activities	(10.2)	(0.3)

Cash Provided by Operating Activities

Interoute’s largest source of cash provided by operating activities is recurring revenue from Interoute’s customers. Interoute’s primary uses of cash are payments for capital expenditure, payments to network suppliers, compensation related costs, and payments to third-party vendors such as agents, contractors, and professional service providers.

Net cash flows provided by operating activities increased by €23.4 million, from net cash flows used in operating activities of €7.4 million for the quarter ended March 31, 2017 to net cash flows provided by operating activities of €16.0 million for the quarter ended March 31, 2018. This increase was primarily due to a decrease in outflows from changes in working capital, especially in respect of trade payables which represented an outflow of €14.4 million in the quarter ended March 31, 2017 and an inflow of €3.6 million for the quarter ended March 31, 2018.

Cash Used in Investing Activities

Interoute’s primary uses of cash include acquisitions and capital expenditures.

Net cash flows used in investing activities decreased by €3.2 million, from €17.4 million for the quarter ended March 31, 2017 to €14.2 million for the quarter ended March 31, 2018.

Cash used in investing activities for the quarters ended March 31, 2018 and March 31, 2017 consisted entirely of capital expenditures.

Cash Provided by/Used in Financing Activities

Interoute’s primary source of cash for financing activities is debt financing proceeds. Interoute’s primary use of cash for financing activities is the refinancing of Interoute’s debt and the payment of interest pursuant to the debt agreements.

Exhibit 99.4

Net cash flows used in financing activities increased by €9.9 million, from €0.3 million for the quarter ended March 31, 2017 to €10.2 million for the quarter ended March 31, 2018.

Net cash flows used in financing activities for the quarter ended March 31, 2018 was €10.2 million, consisting primarily of interest on loans of €8.2 million, finance lease payments of €0.7 million and net loan repayments of €1.3 million.

Net cash used in financing activities for the quarter ended March 31, 2017 was €0.3 million, consisting primarily of interest on loans of €4.4 million and finance lease payments of €0.8 million, less net proceeds from loans of €4.9 million.

Off-Balance Sheet Arrangements, Contractual Obligations and Commitments

The following table summarizes Interoute’s significant contractual obligations as of March 31, 2018 (in millions of Euros):

	Total	Less than 1 year	1 to 3 years	3 - 5 years	More than 5 years
Term Loan B facility(1)	632.9	1.0	—	—	631.9
Shareholder loan	99.5	—	—	—	99.5
Revolving credit facility(2)	—	—	—	—	—
Equipment vendor loans	26.3	15.5	10.7	—	—
Finance leases(3)	31.7	1.3	1.8	0.8	27.9
Operating lease commitments(4)	182.5	21.1	32.3	23.8	105.3
Capital expenditure commitments(5)	11.2	11.2	—	—	—
	984.1	50.1	44.8	24.6	864.6
__________

(1)	Represents the Term Loan B facility of €640 million.

(2)	Represents the revolving credit facility which was undrawn as of March 31, 2018.

(3)	Represents the present value of finance lease commitments.

(4)
Represents minimum lease payments in relation to non-cancellable operating leases on an IFRS basis which excludes operating lease commitments where there is a customer commitment and where termination charges billable to customers are at least the value of the commitment.

(5)	Represents committed capital expenditures which are scheduled to be incurred within one year.
Contingent Liabilities

On January 3, 2017, the Interoute Group received a claim from a third party alleging passing off and infringement of trademarks registered to the third party. The Interoute Group denies the claim and no provision has been recognized in respect of the claim on the grounds that its success is considered remote. While the claim does not seek damages, in the event that the claim is successful, an award for legal costs and costs associated with cessation of the use of certain trademarks could be significant.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")

Adjusted EBITDA is defined as net profit/(loss) for the period before net finance costs, income taxes, depreciation and amortization, adjusted to exclude one-off costs including severance, restructuring and other exit costs, acquisition-related transaction and integration costs and share-based compensation, and from time to time, other non-cash or one-off items.

Interoute uses Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures Interoute uses for planning and forecasting future periods. Interoute further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare Interoute’s results with the results of other companies that have different financing and capital structures.

Adjusted EBITDA Less Capital Expenditures

Adjusted EBITDA less purchases of property and equipment and other intangible assets, which Interoute also refers to as capital expenditures or capex, is a performance measure that Interoute uses as a proxy for the sustainable operating cash-flows of the business excluding the impact of working capital.

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA less capital expenditures from profit (loss) for the quarter:

Exhibit 99.4

	Quarter Ended March 31,
(In millions of Euros)	2018	2017
Adjusted EBITDA
Profit / (Loss) for the period	4.4	(1.0)
Income tax credit	(0.3)	(0.7)
Net Finance costs	5.2	11.6
Depreciation and amortization	22.3	25.3
One off costs	2.7	—
Integration costs	1.2	2.0
Share based payments	6.1	0.4
Adjusted EBITDA	41.6	37.6
Capital expenditures (Purchases of Property, Plant and Equipment and Other Intangible Assets)	14.2	17.4
Adjusted EBITDA less capital expenditures	27.4	20.2

Critical Accounting Policies and Estimates
Refer to the audited financial statements of Interoute as of December 31, 2017 incorporated by reference into this Form 8-K/A.